     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2001

                                                 REGISTRATION NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          TRANSOCEAN SEDCO FOREX INC.
             (Exact name of registrant as specified in its charter)

                  CAYMAN ISLANDS                                            N/A
          (State or other jurisdiction of                  (I.R.S. Employer Identification No.)
          incorporation or organization)
                                                                    ERIC B. BROWN, ESQ.
                                                                TRANSOCEAN SEDCO FOREX INC.
                 4 GREENWAY PLAZA                                    4 GREENWAY PLAZA
               HOUSTON, TEXAS 77046                                HOUSTON, TEXAS 77046
                  (713) 232-7500                                      (713) 232-7500
         (Address, including zip code, and                  (Name, address, including zip code,
      telephone number, including area code,               and telephone number, including area
   of registrant's principal executive offices)                 code, of agent for service)

                             ---------------------
                                 With Copy To:
                              GENE J. OSHMAN, ESQ.
                              JOHN D. GEDDES, ESQ.
                               BAKER BOTTS L.L.P.
                              3000 ONE SHELL PLAZA
                              HOUSTON, TEXAS 77002
                                 (713) 229-1234

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM              AMOUNT OF
                SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE(1)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Debt Securities(2)..........................................
------------------------------------------------------------------------------------------------------------------
Preference Shares(3)........................................
------------------------------------------------------------------------------------------------------------------
Ordinary Shares(4)..........................................
------------------------------------------------------------------------------------------------------------------
Warrants(5).................................................
------------------------------------------------------------------------------------------------------------------
         Total..............................................       $2,000,000,000                 $500,000
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $2,000,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Debt Securities that may be issued from time to time by the Registrant, including Debt Securities issuable upon conversion or exchange of Debt Securities or Preference Shares or upon exercise of Warrants. If any such Debt Securities are issued at an original issue discount, then the principal amount of such Debt Securities being registered hereunder shall be such principal amount as shall result in an aggregate initial offering price of up to $2,000,000,000.
(3) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Preference Shares that may be issued from time to time by the Registrant, including Preference Shares issuable upon conversion or exchange of Debt Securities or Preference Shares or upon exercise of Warrants.
(4) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Warrants to purchase Debt Securities, Preference Shares, Ordinary Shares or other securities.
(5) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Ordinary Shares that may be issued from time to time by the Registrant, including Ordinary Shares issuable upon conversion or exchange of Debt Securities or Preference Shares or upon exercise of Warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 10, 2001

PROSPECTUS

                                 $2,000,000,000

                                     [LOGO]

                                DEBT SECURITIES
                               PREFERENCE SHARES
                                ORDINARY SHARES
                                    WARRANTS

     We may offer from time to time our

     - unsecured debt securities, which may be either senior or subordinated and may be convertible into or exchangeable for our preference shares, ordinary shares or other debt securities,

     - preference shares, which may be convertible into or exchangeable for our debt securities, ordinary shares or other preference shares,

     - ordinary shares, and

     - warrants to purchase debt securities, preference shares, ordinary shares or other securities.

     The aggregate initial offering price of the securities that we offer will not exceed $2,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of our offering.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Forward-Looking Statements..................................    1
About Transocean Sedco Forex Inc. ..........................    2
Where You Can Find More Information.........................    2
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    3
Description of Debt Securities..............................    4
Description of Share Capital................................   13
Description of Ordinary Shares..............................   13
Description of Preference Shares............................   16
Description of Warrants.....................................   17
Anti-takeover Provisions....................................   18
Plan of Distribution........................................   19
Legal Opinions..............................................   21
Experts.....................................................   21

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, we may offer the securities this prospectus describes in one or more offerings with a total initial offering price of up to $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering, the offered securities, any material United States federal income tax consequences and other special considerations. The prospectus supplement and any pricing supplement also may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including those factors discussed elsewhere in or incorporated by reference into this prospectus, any prospectus supplement and our other filings with the SEC. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. You can identify forward-looking statements by the use of words like "anticipate," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "predict," "project" and similar expressions. Any statement that is not a historical fact is a forward-looking statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. Nothing in this document is intended to provide guidance for financial results for future periods for Transocean Sedco Forex Inc. Any actual or purported guidance given prior to the date of this registration statement, including in any document we filed with the SEC prior to this date, spoke only as of the date such statement was made and no obligation to update was undertaken. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                       ABOUT TRANSOCEAN SEDCO FOREX INC.

     We are a leading international provider of offshore contract drilling services for oil and gas wells. On March 1, 2001, we owned, had partial ownership interests in, operated or had under construction 166 mobile offshore and barge drilling units. As of that date, our active fleet included 13 high-specification drillships, three other drillships, 20 high-specification semisubmersibles (including four under construction), 30 other semisubmersibles, 55 jackup rigs, 37 drilling barges, five tenders and three submersible rigs. The fleet also included four mobile offshore production units, two multi-purpose service vessels and three platform drilling rigs. We also have a fleet of land and barge drilling rigs in Venezuela consisting of 11 wholly owned and two partially owned land rigs and three lake barges.

     Our core business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding segments of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide additional services, including management of third-party well service activities. Our ordinary shares are listed on the New York Stock Exchange under the symbol "RIG."

     Our principal executive offices in the U.S. are located at 4 Greenway Plaza, Houston, Texas 77046, and our telephone number at that location is (713) 232-7500. As used in this prospectus, "we" means Transocean Sedco Forex Inc., a Cayman Islands exempted company, and its subsidiaries, unless we state otherwise or the context indicates otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

     - our Annual Report on Form 10-K for the year ended December 31, 2000,

     - our Current Reports on Form 8-K filed with the SEC on February 7, 2001 (as amended on March 23, 2001), February 26, 2001 and April 9, 2001, and

     - the description of our ordinary shares contained in our Current Report on Form 8-K dated May 14, 1999

     In addition, we incorporate by reference any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the effectiveness of the registration statement.

     You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), which we will provide at no cost, by writing or telephoning us at the following address:

           Transocean Sedco Forex Inc.
           4 Greenway Plaza
           Houston, Texas 77046
           Attention: Vice President of Investor Relations and Communications
           Telephone: (713) 232-7500

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person (including any salesman or broker) to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

                                USE OF PROCEEDS

     Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment or refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                        Year Ended December 31,
                                              --------------------------------------------
                                              2000   1999(A)   1998(A)   1997(A)   1996(A)
                                              ----   -------   -------   -------   -------
Historical ratio of earnings to fixed
  charges...................................  1.5      1.4       9.7      10.3      12.6

---------------

(a) The ratios for each of the years in the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex Holdings Limited, not those of Transocean Offshore Inc.

     We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of pretax income (loss) from continuing operations before extraordinary items plus fixed charges, distributed earnings of unconsolidated joint ventures and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of joint ventures. "Fixed charges" consist of interest expense, capitalized interest and an estimate of the interest within rental expense.

     On January 31, 2001, we completed our merger transaction with R&B Falcon Corporation. The merger was accounted for as a purchase, with our company as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the year ended December 31, 2000 include only the earnings and fixed charges of Transocean Sedco Forex. On December 31, 1999, we completed our merger with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The merger was accounted for as a purchase, with Sedco Forex as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex.

     For the year ended December 31, 2000, our pro forma earnings were inadequate to cover pro forma fixed charges by $130.5 million, assuming our merger with R&B Falcon occurred on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the merger had been completed on that date, nor does it necessarily reflect any future ratio of earnings to fixed charges.

     Our ratio of earnings to combined fixed charges and preferred stock dividends for each of the five years in the period ended December 31, 2000 is the same as those reflected above for the ratio of earnings to fixed charges because we had no preferred stock dividend requirements.

     For the year ended December 31, 2000, our pro forma earnings were inadequate to cover pro forma combined fixed charges and preferred stock dividends by $278.2 million, assuming our merger with R&B Falcon occurred on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to combined fixed charges and preferred stock dividends would have been if the merger had been completed on that date nor does it necessarily reflect any future ratio of earnings to combined fixed charges and preferred stock dividends.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue two types of debt securities, senior or subordinated. When we issue them, we will file a prospectus supplement describing the exact terms of the debt securities. The senior debt securities will be issued under an indenture dated April 15, 1997 with Chase Bank of Texas, N.A. (now known as The Chase Manhattan Bank), as trustee, as supplemented. The subordinated debt securities will be issued under an indenture that will be entered into with a trustee and will be described in the prospectus supplement for those debt securities. We sometimes call the senior indenture and the subordinated indenture the indentures. We have summarized selected provisions of the debt securities and the indentures below. In this summary, "we" or "our" means Transocean Sedco Forex Inc. only, unless we state otherwise or the context indicates otherwise. The summary is not complete. For a complete description, you should refer to the indentures and the terms of the debt securities, which we have filed or which we will file with the SEC. Please read "Where You Can Find More Information."

     The indentures do not limit the amount of debt securities we can issue and do not limit the amount of other indebtedness we may incur. We may issue debt securities under the indentures from time to time in separate series, each up to the aggregate amount we authorize from time to time for that series.

     The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the debt securities,

     - the total principal amount of the debt securities,

     - whether the debt securities are senior debt securities or subordinated debt securities,

     - whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders,

     - the date or dates on which the principal of and any premium on the debt securities will be payable,

     - any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments,

     - whether and under what circumstances any additional amounts with respect to the debt securities will be payable,

     - the place or places where payments on the debt securities will be payable,

     - any optional redemption provisions,

     - any sinking fund or other provisions that would obligate us to redeem, purchase or repay debt securities,

     - the denominations in which debt securities will be issuable,

     - whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula,

     - the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount,

     - any additional means of defeasance of the debt securities and any additional conditions to defeasance of the debt securities,

     - any changes or additions to events of default or covenants,

     - any restrictions or other provisions relating to the transfer or exchange of debt securities,

     - any terms for the conversion or exchange of the debt securities for our preference shares, ordinary shares or other debt securities, or

     - any other terms of the debt securities.

     We may sell the debt securities at a discount (which may be substantial) below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates.

     If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

RANKING

     The debt securities will be our unsecured obligations. The senior debt securities will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank in right of payment below any senior debt securities and below our other senior debt. For a more detailed description of the subordination of the subordinated debt securities, see "-- Provisions Applicable Solely to Subordinated Debt Securities." The indentures do not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor do they restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries.

     We conduct a substantial portion of our total operations through subsidiaries, and a substantial portion of our operating income and cash flow is generated by our subsidiaries. As a result, distributions or advances from our subsidiaries are important sources of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain from our subsidiaries the cash we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors and securityholders of our subsidiaries (including the holders of debt issued by R&B Falcon and its subsidiaries) on their assets and earnings.

EVENTS OF DEFAULT

     Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

     - our failure to pay interest on or any additional amounts with respect to any debt securities of that series for 30 days,

     - our failure to pay principal of or any premium on any debt securities of that series when due,

     - our failure to make any required sinking fund payment for that series of debt securities for 30 days,

     - our failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities under the indenture,

     - various events involving a bankruptcy, insolvency or reorganization of the Company, and

     - any other event of default provided for that series of debt securities.

     A default under an indenture with respect to one series of debt securities issued under the indenture will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default (except for a default in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

     In the case of an event of default for any series of debt securities issued under an indenture, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under the indenture, voting as one class) may declare the principal of those debt securities to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under the indenture, voting as one class) may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under the indentures may give rise to cross defaults on our other indebtedness.

     In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders have offered to the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture) may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee, or

     - exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     In the case of an event of default, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs.

     A holder of a debt security may not individually pursue any remedy under the indenture unless all of the following conditions are met:

     - the holder has previously given written notice to the trustee of an event of default with respect to that series of debt securities,

     - the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute proceedings in its own name,

     - the holder has offered the trustee reasonable indemnity,

     - the trustee has failed to act within 60 days after receipt of the notice and indemnity, and

     - the holders of a majority in principal amount of the outstanding debt securities of that series have given no direction inconsistent with the request.

     The foregoing limitations with respect to remedies do not, however, affect the right of a holder of any debt security to sue for the enforcement of any overdue payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indentures generally permit a consolidation or merger between us and another entity. The indentures also permit our transfer or disposal of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity, or transfer or dispose of all or substantially all of our assets to any entity, only if:

     - the resulting entity assumes the due and punctual payments of the debt securities issued under the indentures and the performance of our covenants under the indentures, and

     - immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, would become an event of default, would occur and be continuing.

If a resulting entity assumes the debt securities and the indentures as described above, we will be relieved of our obligations under the debt securities and indentures, except in the case of our transfer or disposal of assets by lease.

DEFEASANCE

     When we use the term "defeasance," we mean discharge from some or all of our obligations under the applicable indenture. If we deposit with the trustee money or U.S. government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then at our option either of the following will occur:

     - we will no longer have any obligation to the holders of the debt securities to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us ("covenant defeasance"), but our other obligations under the indenture and the debt securities of that series, including our obligations to make payments on the debt securities, to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust, will continue, or

     - if permitted by the terms of that series of debt securities, we will be discharged from all of our obligations with respect to the debt securities of that series ("legal defeasance and discharge") and holders of the debt securities of that series would be entitled to claim payments on their debt securities only from the trust fund.

     Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance and discharge, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities at the office of the paying agents we designate from time to time. We may make, at our option, interest payments by check mailed to the person entitled to the payment as it appears on the security register. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment, even if that person no longer owns the debt security on the interest payment date.

     We have designated the corporate trust office of the trustee as a paying agent for payments on the senior debt securities. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We will, however, be required to maintain a paying agent in each place of payment for a series of debt securities.

     Any funds we pay to a paying agent for payments on any debt security that remain unclaimed for three years after the payments become due and payable will be repaid to us, subject to applicable escheat laws. After repayment to us, the holder of that debt security can claim payment only from us and not from the paying agent.

MODIFICATION AND WAIVER

     We may modify or amend the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture (acting as one class) affected by the modification or amendment consent to it. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

     - change the stated maturity of the principal of or any installment of principal of or interest on any debt security,

     - reduce the principal amount of, the interest rate on, any additional amount with respect to or the premium payable upon redemption of any debt security,

     - change the subordination provisions of the subordinated indenture in a manner that is adverse to the holders of subordinated debt securities,

     - make the debt security payable in a currency other than originally stated in the debt security,

     - change the place where the principal of, any additional amounts with respect to or any premium or interest on any debt security is payable,

     - impair the right to institute suit for the enforcement of any payment on any debt security,

     - reduce the percentage in principal amount of outstanding debt securities necessary to modify the indenture, waive compliance with the provisions of the indenture or waive defaults, or

     - modify any of the above provisions.

     We and the trustee may agree to modify, amend or supplement the indenture without the consent of any holders of the debt securities in certain circumstances, including:

     - to evidence the assumption of our obligations under the indenture and the debt securities issued under the indenture by a successor,

     - to add covenants or events of default or to surrender any of our rights under the indenture,

     - to provide security for any series of debt securities issued under the indenture,

     - to make any change that does not adversely affect any outstanding debt securities of a series,

     - to establish the terms of any series of debt securities,

     - to add provisions necessary to permit or facilitate defeasance of any series of debt securities if we have received an opinion of counsel that those provisions do not materially adversely affect the holders of any series of debt securities,

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

     - to provide for a successor trustee, or

     - to cure any ambiguity, defect or inconsistency.

     The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture or of all series affected) may waive past defaults under the indenture and compliance by us with our covenants under the indenture. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

BOOK-ENTRY DEBT SECURITIES

     We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. The prospectus supplement will also describe the form, exchange, registration and transfer of debt securities we may issue in temporary or permanent global forms.

TRANSFER AND EXCHANGE

     We have appointed the trustee as security registrar for the senior debt securities. We will appoint the trustee under the subordinated indenture as the security registrar for the subordinated debt securities, unless we indicate otherwise in the prospectus supplement. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

     In the case of any redemption of debt securities, we will not be required:

     - to issue, register the transfer of or exchange debt securities of a series during a period beginning 15 days before the day of mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the relevant notice of redemption, or

     - to register the transfer or exchange of any debt security, or portion of any debt security, selected for redemption, except the unredeemed portion of any debt security we are redeeming in part.

MEETINGS

     Meetings may be convened on notice:

     - by the trustee,

     - by us, if we ask the trustee to call a meeting and it fails to do so, or

     - by the holders of 10% in principal amount of the debt securities of a series, if they ask the trustee to call a meeting and it fails to do so.

     Holders entitled to vote a majority in principal amount of the outstanding debt securities of a series constitute a quorum at any meeting. Except for actions requiring the consent of all holders of debt securities affected by the action, any action at a meeting adopted by the holders of a majority in principal amount of the debt securities of any series (or a lesser percentage required for the action by the indenture) will be binding on all holders of the debt securities of that series.

NOTICES

     Notices to holders of debt securities will be given by mail to the holder's address as it appears in the security register.

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

GOVERNING LAW

     New York law governs the indentures and the debt securities.

THE TRUSTEE

     The Chase Manhattan Bank is the trustee under the senior indenture. We may borrow money and maintain other banking relationships, in the ordinary course of business, with any trustee and its affiliates under any indenture. The indentures, however, contain limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. If the trustee acquires any conflicting interest, it must eliminate that conflict or resign.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     The following provisions are included in the senior indenture and apply to any series of senior debt securities, unless we indicate otherwise in the prospectus supplement. In the following discussion, "we" or "our" means Transocean Sedco Forex Inc. and its subsidiaries, unless the context indicates otherwise. When we refer to our "drilling rigs and drillships," we mean any drilling rig or drillship (or the stock or indebtedness of any subsidiary owning such a drilling rig or drillship) that we lease or own all or part of and that our board of directors deems of material importance to us. No drilling rig or drillship that has a gross book value of less than 2% of consolidated net tangible assets will be deemed of material importance. When we refer to "consolidated net tangible assets," we mean the total amount of our assets (less reserves and other properly deductible items) after deducting current liabilities (other than those that are extendable at our option to a date more than 12 months after the date the amount is determined), goodwill and other intangible assets shown in our most recent consolidated balance sheet prepared in accordance with accounting principles generally accepted in the United States.

  Limitation on Liens

     In the senior indenture, we have agreed that we will not create, assume or allow to exist any debt secured by a lien upon any of our drilling rigs or drillships, unless we secure each series of senior debt securities equally and ratably with the secured debt. This covenant has exceptions that permit:

     - liens already existing on the date the applicable series of senior debt securities is issued,

     - liens already existing on a particular drilling rig or drillship at the time we acquire that drilling rig or drillship, and liens already existing on drilling rigs or drillships of a corporation or other entity at the time it becomes our subsidiary,

     - liens securing debt incurred to finance the acquisition, completion of construction and commencement of commercial operation, alteration, repair or improvement of any drilling rig or drillship, if the debt was incurred prior to, at the time of or within 12 months after that event, and liens securing debt in excess of the purchase price or cost if recourse on the debt is only against the drilling rig or drillship in question,

     - liens securing intercompany debt,

     - liens in favor of a governmental entity to secure either (1) payments under any contract or statute or (2) industrial development, pollution control or similar indebtedness,

     - liens imposed by law such as mechanics' or workmen's liens,

     - governmental liens under contracts for the sale of products or services,

     - liens under workers compensation laws or similar legislation,

     - liens in connection with legal proceedings or securing taxes or assessments,

     - good faith deposits in connection with bids, tenders, contracts or leases,

     - deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds, and

     - any extensions, renewals or replacements of the above-described liens if both of the following conditions are met:

      (1) the amount of debt secured by the new lien does not exceed the amount of debt secured by the existing lien, plus any additional debt used to complete a specific project, and

      (2) the new lien is limited to all or a part of the drilling rigs or drillships (plus any improvements) secured by the original lien issued under the senior indenture.

     In addition, without securing the senior debt securities as described above, we may create, assume or allow to exist secured debt that would otherwise be prohibited, in an aggregate amount that does not exceed a "basket" equal to 10% of our consolidated net tangible assets. When determining whether secured debt is permitted by this exception, we must include in the calculation of the "basket" amount all of our other secured debt that would otherwise be prohibited and the present value of lease payments in connection with sale and lease-back transactions that would be prohibited by the "Limitation on Sale and Lease-Back Transactions" covenant described below if this exception did not apply.

  Limitation on Sale and Lease-Back Transactions

     We have agreed that we will not enter into a sale and lease-back transaction covering any drilling rig or drillship, unless one of the following applies:

     - we could incur debt secured by the leased property in an amount at least equal to the present value of the lease payments in connection with that sale and lease-back transaction without violating the "Limitation on Liens" covenant described above, or

     - within six months of the effective date of the sale and lease-back transaction, we apply an amount equal to the present value of the lease payments in connection with the sale and lease-back transaction to (1) the acquisition of any drilling rig or drillship or (2) the retirement of long-term debt ranking at least equally with the debt securities issued under the senior indenture.

     When we use the term "sale and lease-back transaction," we mean any arrangement by which we sell or transfer to any person any drilling rig or drillship that we then lease back from them. This term excludes leases shorter than three years, intercompany leases, leases executed within 12 months of the acquisition, construction, improvement or commencement of commercial operation of the drilling rig or drillship, and arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954 (which permitted the lessor to recognize depreciation on the property).

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Under the subordinated indenture, payment of the principal, interest, any additional amounts and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt. The subordinated indenture provides that we may not pay principal, interest, any additional amounts or any premium on the subordinated debt securities, and we may not acquire any subordinated debt securities (other than for our junior securities), if:

     - we fail to pay the principal, interest or premium on the senior debt when due, or

     - we default in performing any other covenant (a "covenant default") in any senior debt that we designate for this purpose in the instrument creating that senior debt, if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold.

     A covenant default will only prevent us from paying the subordinated debt securities for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the covenant default, unless that senior debt has been declared due and payable in its entirety.

     The subordination does not affect our obligation to pay, when due, principal, interest, any additional amounts and any premium on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

     If we distribute our assets or dissolve, liquidate or reorganize in bankruptcy, insolvency or similar proceedings:

     - the holders of all of our senior indebtedness will first be entitled to receive payment in full before the holders of subordinated debt securities are entitled to receive any payment (other than payments of our junior securities), and

     - any payment or distribution of assets (other than our junior securities) that the holders of subordinated debt securities or the trustee would otherwise be entitled to receive will be paid directly to the holders of our senior indebtedness or their representatives, to the extent necessary to pay in full all of our senior indebtedness.

     As a result of the subordination of the subordinated debt securities, if we distribute our assets, dissolve, liquidate or become insolvent or bankrupt, holders of subordinated debt securities may receive less on a proportionate basis than holders of our senior indebtedness and other creditors.

     If the trustee or the holders of subordinated debt securities receive any payment or distribution of assets (other than our junior securities) that is prohibited by the foregoing provisions, then the trustee or the holders of subordinated debt securities will hold those amounts for the benefit of the holders of our senior indebtedness and will be obligated to pay or deliver those amounts to the holders of our senior indebtedness or their representatives.

     The subordinated indenture does not limit the amount of senior debt that we may incur. Unless we inform you otherwise in the prospectus supplement, "senior debt" will mean the following types of indebtedness, unless that indebtedness states that it is not senior to the subordinated debt securities or our other junior debt:

     - all of our liabilities and obligations (1) in respect of borrowed money,
       (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance of the purchase price of any property or services, (4) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (5) for the payment of money relating to a capitalized lease obligation or (6) evidenced by a letter of credit or a reimbursement obligation with respect to any letter of credit,

     - all of our net obligations under interest swap and hedging obligations,

     - all liabilities of others of the kind described in the preceding two clauses that we have guaranteed or are otherwise our legal liability,

     - all obligations to purchase, redeem or acquire any of our share capital or rights to purchase our share capital (other than convertible or exchangeable indebtedness), and

     - all amendments, deferrals, renewals, extensions, refinancings or refundings of any liability of the kind described above.

     However, "senior indebtedness" will not include:

     - indebtedness to any of our subsidiaries, officers, directors or employees,

     - indebtedness to trade creditors, or

     - any liability for taxes.
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

                          DESCRIPTION OF SHARE CAPITAL

     We are a Cayman Islands exempted company. Our authorized share capital is $13,000,000, divided into:

     - 800,000,000 ordinary shares, par value $0.01, and

     - 50,000,000 other shares, par value $0.10, which shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors.

     As of March 31, 2001, 317,799,390 ordinary shares and no other class or series of shares had been issued.

     The following description of our share capital is a summary. This summary is not complete and is subject to the complete text of our memorandum of association (the "memorandum") and articles of association (the "articles"). Our memorandum and articles are exhibits to the registration statement and are incorporated herein by reference. We encourage you to read those documents carefully.

                         DESCRIPTION OF ORDINARY SHARES

VOTING

     The holders of ordinary shares are entitled to one vote per share other than on the election of directors.

     With respect to the election of directors, each holder of ordinary shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors are divided into three classes, with only one class being up for election each year. Directors are elected by a plurality of the votes cast in the election. Cumulative voting for the election of directors is prohibited by our articles.

     There are no limitations imposed by Cayman Islands law or our articles on the right of nonresident shareholders to hold or vote their ordinary shares.

     The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of at least a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issuance of additional shares that rank in any respect prior to or equivalent with those shares.

     Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of a company, voluntarily winding up a company or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution. A special resolution is a resolution (1) passed by the holders of two-thirds of the shares voted at a general meeting or (2) approved in writing by all shareholders entitled to vote at a general meeting of the company.

QUORUM FOR GENERAL MEETINGS

     The presence of shareholders, in person or by proxy, holding at least a majority of the issued shares generally entitled to vote at a meeting, is a quorum for the transaction of most business. However, different quorums are required in some cases to approve a change in our articles.

     Shareholders present, in person or by proxy, holding at least 95% of the issued shares entitled to vote at a meeting constitute the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cause any of the following provisions of the articles to cease to apply:

     - Section 17 -- which relates to the convening of general meetings,

     - Section 19 -- which relates to proceedings and procedures at general meetings,

     - Section 21.1 -- which relates to the election and appointment of directors,

     - Section 26 -- which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

     - Section 27 -- which generally requires shareholders to approve business combinations with interested shareholders (with the exceptions described below).

     However, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at the meeting, is a quorum if:

     - a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution, and

     - in the case of a special resolution to amend, vary, suspend the operation of or disapply Section 27 of the articles, other than a special resolution referred to below, the favorable board of directors' recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

     In addition, the presence of shareholders, in person or by proxy, holding at least a majority of the issued shares entitled to vote at a meeting, is also the required quorum to consider or adopt a special resolution to delete Section 27 of the articles if:

     - the resolution will not be effective until 12 months after the passing of the resolution, and

     - the restriction in Section 27 of the articles will otherwise continue to apply to any business combination between us and any person who became an interested shareholder on or before the passing of the resolution.

     The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leaves less than a quorum.

DIVIDEND RIGHTS

     Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. The board of directors may declare that any dividend be paid wholly or partly by the distribution of our shares and/or specific assets.

RIGHTS UPON LIQUIDATION

     Upon our liquidation, after the full amounts that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, the holders of ordinary shares are entitled to receive, pro rata, any remaining assets available for distribution to the holders of ordinary shares. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with us. The assets received by the holders of ordinary shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

NO SINKING FUND

     The ordinary shares have no sinking fund provisions.

NO LIABILITY FOR FURTHER CALLS OR ASSESSMENTS

     The ordinary shares that have been issued to date are fully paid and nonassessable. Any ordinary shares we offer under this prospectus will be fully paid and nonassessable.

NO PREEMPTIVE RIGHTS

     Holders of ordinary shares will have no preemptive or preferential right to purchase any of our securities.

REDEMPTION AND CONVERSION

     The ordinary shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

REPURCHASE

     Under our articles, we may purchase any issued ordinary shares in the circumstances and on the terms agreed by us and the holder of the shares, whether or not we have made a similar offer to any of the other holders of ordinary shares.

RESTRICTIONS ON TRANSFER

     Subject to the rules of any stock exchange on which the ordinary shares may be listed, the board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

OTHER CLASSES OR SERIES OF SHARES

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

COMPULSORY ACQUISITION OF SHARES HELD BY MINORITY HOLDERS

     An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

     - By a procedure under the Companies Law (2000 Revision) of the Cayman Islands known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of a Cayman Islands court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders present, in person or by proxy, at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of ordinary shares of the company would be compelled to sell their shares under the terms of the scheme of arrangement, or

     - By acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party. If the acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince a Cayman Islands court to order otherwise.

STOCK EXCHANGE LISTING

     The ordinary shares are listed on the New York Stock Exchange and trade under the symbol "RIG."

TRANSFER AGENT

     The transfer agent and registrar for the ordinary shares is The Bank of New York.

                        DESCRIPTION OF PREFERENCE SHARES

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of up to 50,000,000 preference shares in one or more classes or series of shares. The board of directors can also establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

     We have summarized selected provisions of the preference shares in this section. This summary is not complete. If we offer any preference shares, we will file the form of the preference shares with the SEC, and you should read it for provisions that may be important to you.

     The prospectus supplement relating to any series of preference shares being offered will describe that series of preference shares and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

     - the title of the preference shares,

     - the maximum number of shares of the series,

     - the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

     - procedures for any auctioning or remarketing of the preference shares,

     - any liquidation preference,

     - any optional redemption provisions,

     - any sinking fund or other provisions that would obligate us to redeem or purchase the preference shares,

     - any terms for the conversion or exchange of the preference shares for our debt securities, ordinary shares or other preference shares,

     - any voting rights, or

     - any other preferences and relative, participating, optional or other special rights and limitations.

     Any preference shares we offer under this prospectus will be fully paid and nonassessable. The transfer agent and registrar for each series will be described in the related prospectus supplement.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, preference shares, ordinary shares or other securities. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the SEC, and you should read the warrant certificate and warrant agreement for provisions that may be important to you.

     The prospectus supplement relating to any warrants being offered will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

     - the title of the warrants,

     - the aggregate number of warrants offered,

     - the designation, number and terms of the debt securities, preference shares, ordinary shares or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers,

     - the exercise price of the warrants,

     - the dates or periods during which the warrants are exercisable,

     - the designation and terms of any securities with which the warrants are issued,

     - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable,

     - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated,

     - any minimum or maximum amount of warrants that may be exercised at any one time,

     - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants, or

     - any other terms of the warrants.

     Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

     We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

ENFORCEABILITY

     The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                            ANTI-TAKEOVER PROVISIONS

     Our articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors, and may have the effect of discouraging actual or threatened changes of control.

     The articles provide that our board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, as defined in the articles, by the affirmative vote of the holders of a majority of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

     The articles provide that the board of directors will consist of at least two and not more than thirteen persons. The exact number of directors is to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

     The articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. The articles provide generally that, if a shareholder desires to nominate candidates for election as directors or propose any business at an annual general meeting, that shareholder must give us notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after the anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. In each case, the notice must contain specified information concerning the shareholder submitting the proposal.

     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of ordinary shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of ordinary shares. Special general meetings may be called only by a majority of the entire board of directors.

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as it considers fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this prospectus.

     The special quorum provisions contained in the articles require the holders of 95% of all the voting shares to be present, in person or by proxy, at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or cease the application of the following provisions of the articles, unless a majority of the board of directors has recommended that the shareholders vote in favor of the special resolution:

     - Section 17 -- which relates to the convening of general meetings,

     - Section 19 -- which relates to proceedings and procedures at general meetings,

     - Section 21.1 -- which relates to the election and appointment of directors,

     - Section 26 -- which requires shareholders to approve the sale, lease or exchange of all or substantially all of our property or assets, or

     - Section 27 -- which generally requires shareholders to approve business combinations with interested shareholders.

     For a description of exceptions to the quorum requirements to amend Section 27, see the discussion under the heading "Description of Ordinary
Shares -- Quorum for General Meetings."

     Our articles generally prohibit "business combinations" between us and an "interested shareholder." Specifically, "business combinations" between an interested shareholder and us are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

     - the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the board of directors prior to the date the interested shareholder acquired shares,

     - the interested shareholder acquired at least 85% of our shares in the transaction in which it became an interested shareholder, or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote.

     "Business combinations" is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of our consolidated assets, and most transactions that would increase the interested shareholder's proportionate share ownership.

     "Interested shareholder" is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of our issued voting shares.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers or (3) through agents. The prospectus supplement will set forth the following information:

     - the terms of the offering,

     - the names of any underwriters or agents,

     - the purchase price,

     - the net proceeds to us,

     - any delayed delivery arrangements,

     - any underwriting discounts and other items constituting underwriters' compensation,

     - any initial public offering price, and

     - any discounts or concessions allowed or reallowed or paid to dealers.

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be our customers, may engage in transactions with us, or may perform services for us in the ordinary course of their businesses.

     The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

                                 LEGAL OPINIONS

     The validity of the debt securities offered hereby will be passed upon by Baker Botts L.L.P. The validity of the ordinary shares, preference shares and warrants offered hereby will be passed upon by our Cayman Islands counsel, Walkers, Cayman Islands. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of Transocean Sedco Forex Inc. and Subsidiaries appearing in Transocean Sedco Forex's Annual Report (Form 10-K) for the year ended December 31, 2000 (and the financial statement schedule) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Transocean Sedco Forex Inc. (previously Sedco Forex Holdings Limited) for the year ended December 31, 1998 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheets of R&B Falcon as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by Transocean Sedco Forex Inc. (the "Company") in connection with the offering described in this Registration Statement.

Registration Fee.........................................  $  500,000
Printing expenses........................................     100,000
Accounting fees and expenses.............................     300,000
Legal fees and expenses..................................     300,000
Blue Sky fees and expenses...............................      20,000
Trustee fees and expenses................................      20,000
Rating agency fees.......................................     200,000
Miscellaneous............................................      60,000
                                                           ----------
          Total..........................................  $1,500,000
                                                           ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 34.1 of the Company's Articles of Association provides that:

     No directors will be personally liable to the Company or, if any, its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or, if any, to its members, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the director derived an improper personal benefit.

     The Company will indemnify, to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or, while serving as a director or officer of the Company, is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by Section 34.1 also includes the right of such persons to be paid in advance by the Company for their expenses to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect.

     Unless otherwise determined by the Company's board of directors, the Company will indemnify to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company), by reason of the fact that he is or was an employee (other than an officer) or agent of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

     The rights and authority conferred by Section 34.1 are not exclusive of any other right that any person has or hereafter acquires under any law, provision of the Company's Articles of Association or Memorandum of Association, agreement, vote of members of the Company or of the board of directors of the Company or otherwise.

     The Company also has directors and officers liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

     Agreements that may be entered into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company's officers and directors.

ITEM 16. EXHIBITS.*

        EXHIBIT
          NO.                                 DESCRIPTION OF EXHIBIT
        -------                               ----------------------
          *1               -- Form of Underwriting Agreement
          +4.1             -- Memorandum of Association of the Company, as amended
                              (incorporated by reference to Annex E to the joint proxy
                              statement/prospectus dated October 30, 2000 included in a
                              424(b)(3) prospectus filed by the Company on November 1,
                              2000)
          +4.2             -- Articles of Association of the Company, as amended
                              (incorporated by reference to Annex F to the joint proxy
                              statement/prospectus dated October 30, 2000 included in a
                              424(b)(3) prospectus filed by the Company on November 1,
                              2000)
          +4.3             -- Senior Indenture dated as of April 15, 1997 between
                              Transocean Offshore Inc., a Delaware corporation
                              ("Transocean-Delaware") and Chase Bank of Texas, National
                              Association, as trustee (incorporated by reference to
                              Exhibit 4.1 to the Transocean-Delaware Current Report on
                              Form 8-K dated April 29, 1997)
          +4.4             -- First Supplemental Indenture dated as of April 15, 1997 between Transocean-Delaware and Chase Bank of Texas,
                              National Association, as trustee (incorporated by
                              reference to Exhibit 4.2 to Transocean-Delaware's Current
                              Report on Form 8-K dated April 29, 1997)
          +4.5             -- Second Supplemental Indenture dated as of May 14, 1999
                              between the Company and Chase Bank of Texas, National
                              Association, as trustee (incorporated by reference to
                              Exhibit 4.5 to the Company's Post-Effective Amendment No.
                              1 to Registration Statement on Form S-3 (Registration No.
                              333-59001-99))
          +4.6             -- Third Supplemental Indenture dated as of May 24, 2000
                              between the Company and Chase Bank of Texas, National
                              Association, as trustee (incorporated by reference to
                              Exhibit 4.1 to the Company's Current Report on Form 8-K
                              dated May 24, 2000)
           4.7             -- Form of Subordinated Indenture
           5.1             -- Opinion of Baker Botts L.L.P.
           5.2             -- Opinion of Walkers
          12.1             -- Statement of computation of ratio of earnings to fixed
                              charges
          12.2             -- Statement of computation of ratio of earnings to combined fixed charges and preferred stock dividends
          23.1             -- Consent of Ernst & Young LLP
          23.2             -- Consent of PricewaterhouseCoopers LLP
          23.3             -- Consent of Arthur Andersen LLP
          23.4             -- Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

        EXHIBIT
          NO.                                 DESCRIPTION OF EXHIBIT
        -------                               ----------------------
          23.5             -- Consent of Walkers (included in Exhibit 5.2)
          24               -- Powers of Attorney
          25.1             -- Statement of Eligibility and Qualification under the
                              Trust Indenture Act of 1939 of The Chase Manhattan Bank,
                              as trustee

---------------

+ Incorporated by reference as indicated.

* The Company will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preference shares or warrants, (iii) any required opinion of counsel as to certain tax matters relative to securities offered hereby or (iv) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 as to the applicable trustee.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) With respect to the Subordinated Indenture referred to in Exhibit 4.7 to this Registration Statement, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the TIA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on April 10, 2001.

                                            TRANSOCEAN SEDCO FOREX INC.

                                            By:   /s/ J. MICHAEL TALBERT
                                              ----------------------------------
                                                      J. Michael Talbert
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 10, 2001.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Chairman of the Board of Directors
-----------------------------------------------------
                 Victor E. Grijalva

               /s/ J. MICHAEL TALBERT                  President, Chief Executive Officer and
-----------------------------------------------------    Director (Principal Executive Officer)
                 J. Michael Talbert

                 /s/ ROBERT L. LONG                    Executive Vice President and Chief Financial
-----------------------------------------------------    Officer (Principal Financial Officer)
                   Robert L. Long

                  /s/ RICARDO ROSA                     Vice President and Controller (Principal
-----------------------------------------------------    Accounting Officer)
                    Ricardo Rosa

                          *                            Director
-----------------------------------------------------
                  Richard D. Kinder

                          *                            Director
-----------------------------------------------------
                Ronald L. Kuehn, Jr.

                          *                            Director
-----------------------------------------------------
                  Arthur Lindenauer

                          *                            Director
-----------------------------------------------------
                  Paul B. Loyd, Jr.

                          *                            Director
-----------------------------------------------------
                 Martin B. McNamara

                          *                            Director
-----------------------------------------------------
                    Roberto Monti

                          *                            Director
-----------------------------------------------------
                Richard A. Pattarozzi

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Director
-----------------------------------------------------
                     Alain Roger

                          *                            Director
-----------------------------------------------------
                    Kristian Siem

                          *                            Director
-----------------------------------------------------
                   Ian C. Strachan

            *By: /s/ WILLIAM E. TURCOTTE
   ----------------------------------------------
                 William E. Turcotte
                 (Attorney-in-Fact)

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         *1              -- Form of Underwriting Agreement
         +4.1            -- Memorandum of Association of the Company, as amended
                            (incorporated by reference to Annex E to the joint proxy
                            statement/prospectus dated October 30, 2000 included in a
                            424(b)(3) prospectus filed by the Company on November 1,
                            2000)
         +4.2            -- Articles of Association of the Company, as amended
                            (incorporated by reference to Annex F to the joint proxy
                            statement/prospectus dated October 30, 2000 included in a
                            424(b)(3) prospectus filed by the Company on November 1,
                            2000)
         +4.3            -- Senior Indenture dated as of April 15, 1997 between
                            Transocean Offshore Inc., a Delaware corporation
                            ("Transocean-Delaware") and Chase Bank of Texas, National
                            Association, as trustee (incorporated by reference to
                            Exhibit 4.1 to the Transocean-Delaware Current Report on
                            Form 8-K dated April 29, 1997)
         +4.4            -- First Supplemental Indenture dated as of April 15, 1997 between Transocean-Delaware and Chase Bank of Texas,
                            National Association, as trustee (incorporated by
                            reference to Exhibit 4.2 to Transocean-Delaware's Current
                            Report on Form 8-K dated April 29, 1997)
         +4.5            -- Second Supplemental Indenture dated as of May 14, 1999
                            between the Company and Chase Bank of Texas, National
                            Association, as trustee (incorporated by reference to
                            Exhibit 4.5 to the Company's Post-Effective Amendment No.
                            1 to Registration Statement on Form S-3 (Registration No.
                            333-59001-99))
         +4.6            -- Third Supplemental Indenture dated as of May 24, 2000
                            between the Company and Chase Bank of Texas, National
                            Association, as trustee (incorporated by reference to
                            Exhibit 4.1 to the Company's Current Report on Form 8-K
                            dated May 24, 2000)
          4.7            -- Form of Subordinated Indenture
          5.1            -- Opinion of Baker Botts L.L.P.
          5.2            -- Opinion of Walkers
         12.1            -- Statement of computation of ratio of earnings to fixed
                            charges
         12.2            -- Statement of computation of ratio of earnings to combined fixed charges and preferred stock dividends
         23.1            -- Consent of Ernst & Young LLP
         23.2            -- Consent of PricewaterhouseCoopers LLP
         23.3            -- Consent of Arthur Andersen LLP
         23.4            -- Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
         23.5            -- Consent of Walkers (included in Exhibit 5.2)
         24              -- Powers of Attorney
         25.1            -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 of The Chase Manhattan Bank,
                            as trustee

---------------

+ Incorporated by reference as indicated.

* The Company will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preference shares or warrants, (iii) any required opinion of counsel as to certain tax matters relative to securities offered hereby or (iv) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 as to the applicable trustee.